Exhibit 99.1

LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

News Release

Contact:    Raymond Martz, Vice President of Finance & Investor Relations—Bethesda +301/941-1516

LA SALLE HOTEL PROPERTIES REPORTS 2003 RESULTS

RevPAR Increases 5.3 percent in Fourth Quarter as Corporate Travel Improves

BETHESDA, MD, February 18, 2004 – LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $28.0 million, or $1.37 per diluted share for the year ended December 31, 2003, compared to a net loss of ($3.9) million, or ($0.21) per diluted share for the prior year period.

For the year ended December 31, 2003, the Company generated funds from operations (“FFO”) of $26.8 million versus $30.8 million for the same period of 2002. On a per diluted share/unit basis, FFO for 2003 was $1.28 versus $1.60 a year ago. FFO includes the $2.5 million non-cash impairment expense for the Key West Holiday Inn Beachside Resort and the $1.1 million non-cash expense relating to the early extinguishment of the debt assumed by the buyers attributable to the sales of the New Orleans Grande Hotel and Key West Holiday Inn Beachside Resort.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year increased to $87.3 million from $54.5 million for 2002. EBITDA for the current year includes the $36.7 million net gain on the sale of the New Orleans and Key West properties and the $2.5 million impairment charge related to the Key West property.

For the year 2003 versus the previous year, room revenue per available room (“RevPAR”) decreased 0.6 percent to $92.45. The average daily rate (“ADR”) of $142.97 declined 3.1 percent from the prior year, while occupancy increased 2.6 percent to 64.7 percent.

“The long awaited recovery in corporate business travel appears to be underway,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “However, the growth in demand from this segment remains modest, as corporate America appears to be more cautious than in previous economic recoveries. Nonetheless, our portfolio, especially our newly repositioned hotels, continues to experience operating improvement and is well positioned to benefit from the upturn in corporate travel.”

The Company’s hotels generated $60.2 million of EBITDA for the year compared with $66.1 million for the same period last year. EBITDA margins across the Company’s portfolio decreased 212 basis points (“bps”) from the prior year.

2003 Highlights

In April 2003, the Company sold its 494-room New Orleans Grande Hotel for $92.5 million. This resulted in a $37.1 million gain on sale. In conjunction with the sale of the New Orleans property and the assumption of the debt by the purchaser, the Company recognized a $0.8 million non-cash expense in the second quarter related to the early disposition of debt associated with the hotel.

On June 17, 2003, LaSalle acquired Lansdowne Resort for $115.8 million. The AAA Four-Diamond resort, located on 556 acres in Leesburg, Virginia, along the Potomac River, currently features 296 guest rooms and suites, an 18-hole championship golf course designed by award-winning architect Robert Trent Jones, Jr. and 45,000 square feet of conference center meeting and pre-function space. A second 18-hole championship golf course, designed by world-renowned golfer Greg Norman, and a 40,000 square foot clubhouse are currently under development and are scheduled for completion by mid-2005. A 12,000 square foot destination spa is scheduled for completion in the first quarter 2006. A guestroom renovation is also planned to begin late this year at the luxury resort. As a result of the Lansdowne investment, the Company successfully redeployed the required proceeds from the sale of the New Orleans Grande Hotel through an Internal Revenue Code Section 1031 like kind exchange (“1031-Exchange”).

Following the acquisition of the Lansdowne Resort, the Company sold 2,245,000 common shares of beneficial interest, resulting in net proceeds of approximately $32.0 million. Proceeds related to the offering were used to reduce the outstanding balance on the Company’s credit facility.

In July 2003, the Company succeeded in having Meridien evicted as tenant and manager of its 407-room Dallas convention hotel. The eviction was the result of legal proceedings that the Company has been pursuing since January 2002 to enforce its rights under the lease agreement with Meridien. The hotel has been rebranded as the Westin City Center Dallas and is now operated by Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT). As part of the rebranding, the Company began a $6.5 million renovation of the property of which approximately $2.3 million was spent in 2003.

Also in July, LaSalle sold its 222-room Holiday Inn Beachside Resort, located in Key West, Florida. The sale proceeds of approximately $16.5 million were comprised of $11.4 million of debt assumed by the buyer plus $5.1 million in cash. In conjunction with the sale of the hotel and the assumption of the debt by the buyer, the Company recognized a $2.5 million impairment charge in the second quarter and a $0.3 million non-cash expense related to the early extinguishment of debt in the third quarter. Additionally, the Company recorded a $0.4 million loss on sale between the third and fourth quarters.

In September 2003, the Company acquired the Hotel George for $24.1 million. Located on Capitol Hill in the heart of Washington, D.C., this luxury urban hotel features 139 well-appointed guestrooms, 2,000 square feet of meeting space, an upscale fitness center and Bistro Bis, one of the city’s finest restaurants. Kimpton Hotel & Restaurant Group, LLC, which operates the Company’s five-hotel D.C. Collection in Washington, D.C., was named manager of the hotel.

Following the acquisition of the Hotel George, the Company issued $27.5 million of Series B Cumulative Redeemable Preferred Shares with an annual fixed distribution rate of 8.375 percent. The proceeds related to the offering were used to reduce the outstanding balance on the Company’s credit facility.

“During 2003, the Company successfully achieved several strategic objectives that we believe will benefit us as the economic recovery gains momentum and travel demand improves further,” noted Mr. Bortz. “The sale of our New Orleans and Key West hotels, both in markets we believe offer weak, intermediate-term lodging market fundamentals, were replaced with assets in markets with higher demand growth and financial opportunities. Lansdowne Resort, which we are repositioning as the finest destination resort in the Virginia-D.C.-Maryland region, and the luxury Hotel George are prime examples of acquisitions that match our strategy of making opportunistic investments in luxury and upscale hotels in high barrier to entry markets.”

On October 7, 2003, LaSalle successfully extended the letters of credit issued by General Electric Capital Corporation (“GECC”), securing the $37.1 million tax-exempt special project revenue bonds and $5.4 million taxable special project revenue bonds, both issued by the Massachusetts Port Authority (collectively, the “MassPort Bonds”). The extended letters of credit now expire in 2007 and are collateralized by the Company’s Harborside Hyatt Conference Center & Hotel. For the twelve months ended December 31, 2003, the weighted average interest rate on these very attractive MassPort Bonds, including the two percent fee paid to GECC, was approximately 3.1 percent.

In November 2003, the Company successfully executed a new $215.0 million senior unsecured bank facility. The new facility, which is co-led by Bank of Montreal, as the Administrative Agent, and Fleet National Bank, as the Syndication Agent, matures on December 31, 2006 and has a one-year extension option. Also in November, LaSalle announced it sold 3,000,000 common shares of beneficial interest for total net proceeds of approximately $50.0 million. Proceeds from the offering were used to reduce LaSalle’s outstanding debt.

In December 2003, the Company successfully executed a $65.0 million five-year secured loan with GE Real Estate. The loan has a fixed rate of 5.25 percent. This transaction, secured by the Company’s San Diego Paradise Point Resort, was done in anticipation of prepaying in February 2004 the Company’s $62.3 million loan secured by the Lansdowne Resort, which had a 7.5 percent interest rate.

“We are extremely pleased with the terms and pricing on our recent financing transactions,” noted Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. “Our lenders and shareholders continue to show strong support and confidence in our company due to our high quality hotel portfolio, as well as our conservatively managed balance sheet. We believe we are well capitalized to take advantage of opportunities in the investment market for hotels and resorts.”

As of year-end 2003, LaSalle had total outstanding debt of approximately $239.5 million, including its $11.9 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $215.0 million unsecured credit facility had no outstanding balance as of December 31, 2003. Interest for the year, including capitalized interest and Discontinued Operations, was approximately $14.3 million. As of December 31, 2003, based on the Company’s bank covenants under its Senior Unsecured Credit Facility, the Company’s EBITDA to interest coverage ratio was approximately 3.5 and debt to EBITDA ratio was approximately 3.9, one of the lowest in the lodging industry. At the end of the year, the Company also had $34.8 million of unrestricted cash and cash equivalents on its balance sheet, and $22.0 million of restricted cash.

During 2003, the Company paid $0.84 in common dividends per share, which represents 100.0 percent ordinary income for tax purposes. Additionally, commencing in 2003, the Company paid monthly distributions in lieu of quarterly distributions to its common shareholders and unitholders. The Company paid the first monthly distribution for the month of January 2003 on February 14, 2003 at a level of $0.07 per common share of beneficial interest and limited partnership unit, and the Company declared a similar distribution for the months of February through December 2003, to be paid in March 2003 through January 2004, respectively.

Throughout 2003, the Company invested approximately $28.0 million of capital throughout its portfolio, including approximately $2.7 million for the new golf course and master plan development at Lansdowne Resort. Other major investments during the year included: the $6.5 million renovation of the 343-room Holiday Inn on the Hill in Washington, D.C. that incorporated a comprehensive high-style redevelopment of all guestrooms and public areas; and the approximately $4.8 million renovation of the 222-room historic Hotel Viking, located in Newport, Rhode Island. This renovation included a full reconstruction of over 10,000 square feet of meeting space, creation of a full-service spa and upgrades to its restaurant, guestrooms and public corridors. The Company also completed the brand improvements related to the conversion to the Westin City Center Dallas Hotel. Since the Company’s initial public offering in April 1998, it has invested approximately $153.0 million or $35,000 per guestroom on repositionings, renovations and refurbishments.

“Our recently repositioned and refurbished Holiday Inn on the Hill and Hotel Viking are well positioned to experience meaningful RevPAR and cash-flow improvements in 2004,” advised Mr. Bortz. “These hotels were impacted during 2003 because of the renovations, which were not completed until Spring 2003. Furthermore, our D.C. Collection, which was renovated and repositioned from 2001 through the end of 2002, continues to ramp up and gain market share. We are optimistic that these hotels will benefit from the continued strength of the Washington D.C. hotel market.”

Fourth Quarter Results

For the fourth quarter 2003, LaSalle Hotel Properties reported a net loss applicable to common shareholders of ($1.1) million, or ($0.05) per diluted share, compared with a net loss of ($6.3) million, or ($0.34) per diluted share, for the previous year.

FFO improved 187.9 percent to $7.8 million versus $2.7 million for fourth quarter 2002. On a per diluted share/unit basis, fourth quarter 2003 FFO was $0.33 versus $0.14 for the prior year’s quarter. EBITDA increased by 57.7 percent to $12.2 million in the fourth quarter 2003 from $7.7 million in the same quarter of 2002.

RevPAR for the fourth quarter 2003 increased 5.3 percent compared with the prior year’s quarter. Occupancy increased 7.7 percent to 62.9 percent. ADR declined 2.2 percent from the prior year to $141.85.

“For the first time in over four years, our business-oriented hotels outperformed our resort-oriented hotels,” said Mr. Bortz. “As a result of the repositioning and renovation programs at several of our properties, combined with a continued increase in demand exhibited by the corporate travel segment, RevPAR at our business-oriented hotels improved 9.2 percent versus the prior year quarter. Additionally, our convention-oriented hotels also exhibited solid improvements during the quarter, with RevPAR improving 6.0 percent versus the prior year.”

During the fourth quarter, the Company’s hotel EBITDA margins declined approximately 107 bps from the prior year quarter to 22.2 percent. EBITDA margins in the quarter declined due to a drop in ADR, as well as continuing operating cost pressures, such as rising labor costs, health benefits, insurance, property taxes and energy.

Subsequent Events

On January 15, 2004, the Company announced its monthly dividend of $0.07 per share of its common shares of beneficial interest for each of the three months of January, February and March 2004. The January dividend was paid on February 13, 2004 to common shareholders of record on January 30, 2004; the February dividend will be paid on March 15, 2004 to common shareholders of record on February 27, 2004; and the March dividend will be paid on April 15, 2004 to common shareholders of record on March 31, 2004. This represents a 4.2 percent annualized yield based on the Company’s closing share price on February 18, 2004.

On January 16, 2004, the Company executed a brokerage agreement to have its 299-room upscale Omaha Marriott Hotel marketed for sale. The decision was made based on current market fundamentals and the Company’s belief that it will be able to redeploy capital from a sale into upscale and luxury hotels that exhibit high barriers to entry in urban, resort and convention markets. The Company currently expects that a sale, if completed, would occur late in the second quarter 2004.

On February 10, 2004, the Company acquired the 615-room AAA Four-Diamond Indianapolis Marriott Downtown. The convention hotel is centrally located in the heart of Indianapolis’ business and leisure district. White Lodging Services Corporation was named manager of the hotel, which they will continue to operate pursuant to a Marriott franchise agreement. The transaction was funded utilizing the Company’s Senior Unsecured Credit Facility; however, the Company anticipates placing mortgage debt on the property in the near future.

The Indianapolis Marriott Downtown was built in 2001 and features more than 38,000 square feet of meeting space, including a 21,000 square foot ballroom, two restaurants, an upscale fitness center, an indoor swimming pool and an on-site parking facility. The property is physically connected, via a temperature-controlled skywalk, to the 1.9 million square foot Indiana Convention Center/RCA Dome and the Circle Centre Mall.

“We are very excited to have acquired one of Indianapolis’ leading hotels,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “Additionally, we will receive an extra benefit from further diversifying our hotel portfolio on a geographic basis.”

On February 10, 2004 the Company also announced that its 565-room convention hotel in Bloomington, Minnesota would be reflagged as the Sheraton Minneapolis Hotel. Starwood has been selected to manage the property as a Sheraton, Starwood’s upscale brand, when the conversion takes place in March 2004. The Sheraton Minneapolis Hotel will undergo a $10.5 million renovation and will feature all of the Sheraton brand’s signature amenities, as well as a refurbishment of the hotel lobby, the hotel’s 565 guestrooms and other property and guest services enhancements.

On February 11, 2004, the Company prepaid the existing 7.5 percent floating-rate debt securing Lansdowne Resort. The Company anticipates annual interest expense savings of approximately $1.4 million as a result of the Lansdowne debt prepayment and financing of the Company’s 5.25 percent fixed-rate financing on its San Diego Paradise Resort in December 2003. These savings were incorporated into the Company’s preliminary outlook included in its February 10 press release and the outlook as provided in this announcement.

2004 Outlook

“We are optimistic that 2004 will continue the U.S. hotel industry’s turnaround that began in the second half of 2003,” remarked Mr. Bortz. “New hotel supply remains near historic lows and the economic recovery appears to be sustainable. The recent improvement in the business travel segment, which has been the biggest challenge for the industry since the beginning of 2001, is a very positive indicator for 2004 and beyond. We expect positive RevPAR growth for the industry during 2004, but margins will remain a challenge.”

On February 10, 2004, the Company announced its 2004 outlook. The Company anticipates a portfolio-wide RevPAR increase of 4.0 - 5.0 percent. This is based on a steadily improving economy and travel environment, improved performance from the Company’s recently renovated and repositioned hotels, properties recently acquired, and the anticipated sale of the Omaha Marriott. The Company believes that this RevPAR improvement will be largely comprised of occupancy gains, as pricing power remains elusive in most markets. Consequently, portfolio-wide EBITDA margins are projected at 23.0 - 23.5. Cost pressures, including wage and benefit increases, higher energy costs, property taxes, general liability insurance costs and the Company’s decision to add sales staff at many of its hotels, continue to put pressure on margins.

Based upon these assumptions, the Company’s 2004 outlook is as follows:

Net Income / (Loss)	($0.6 million) - $1.9 million or ($0.02) - $0.08 per diluted share;
FFO	$38.2 million - $40.7 million or $1.52 - $1.62 per diluted share/unit; and,
EBITDA	$64.0 million - $66.5 million or $2.55 - $2.65 per diluted share/unit.

For 2004, the Company has plans for total capital investments of approximately $45.0 million, which include $20.0 million at Lansdowne Resort (golf course, clubhouse, guestroom refurbishment and other resort repositioning enhancements), $6.5 million at the Westin City Center Dallas Hotel (brand conversion improvements, guestroom and bathroom refurbishment, and public area enhancements) and $5.5 million at the Sheraton Minneapolis Hotel (brand conversion improvements, guestroom and lobby refurbishments).

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and the Kimpton Hotel & Restaurant Group, LLC.

The Company considers funds from operations (“FFO”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) to be key measures of the Company’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company’s expectations are listed in the Company’s Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1516

For additional information, please visit our web site at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$28,626	$19,816
Food and beverage revenue	18,188	13,841
Other operating department revenue	5,071	3,686
Participating lease revenue	3,831	4,398
Interest income	141	113
Other income	12	2

Total revenues	55,869	41,856

Expenses:
Hotel operating expenses:
Room	8,046	5,667
Food and beverage	12,658	10,096
Other direct	2,814	1,816
Other indirect	15,099	11,074
Depreciation and other amortization	8,507	8,104
Real estate taxes, personal property taxes and insurance	2,643	2,210
Ground rent	790	724
General and administrative	1,601	1,845
Interest	3,385	2,519
Amortization of deferred financing costs	667	600
Impairment of investment in hotel property	—	—
Lease termination, advisory transition, subsidiary purchase and contingent lease termination expense	10	2,520
Writedown of notes receivable	—	158
Other expenses	224	—

Total expenses	56,444	47,333

Loss before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(575)	(5,477)
Income tax benefit	2,788	1,920

Income (loss) before minority interest, equity in earnings of unconsolidated entities and discontinued operations	2,213	(3,557)
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(75)	79

Income (loss) before equity in earnings of unconsolidated entities and discontinued operations	2,138	(3,478)
Equity in earnings of unconsolidated entities	(4)	212

Income (loss) before discontinued operations	2,134	(3,266)
Discontinued operations:
Loss from operations of property disposed of	(132)	(710)
Loss on sale of property dispositions	(134)	—
Minority interest	61	12
Income tax benefit	66	172

Net loss from discontinued operations	(139)	(526)
Net income (loss)	1,995	(3,792)
Distributions to preferred shareholders	(3,133)	(2,557)

Net loss applicable to common shareholders	$(1,138)	$(6,349)

Earnings per Common Share—Basic:
Loss applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$(0.05)	$(0.32)
Discontinued operations	0.00	(0.03)

Net loss applicable to common shareholders after dividends paid on unvested restricted shares	$(0.05)	$(0.35)

Earnings per Common Share—Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.05)	$(0.31)
Discontinued operations	0.00	(0.03)

Net loss applicable to common shareholders	$(0.05)	$(0.34)

Weighted average number common shares outstanding:
Basic	22,337,143	18,429,526
Diluted	22,945,864	18,840,349

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

Funds From Operations (FFO):
Net loss applicable to common shareholders	$(1,138)	$(6,349)
Depreciation	8,476	8,842
Equity in depreciation of joint venture	261	247
Amortization of deferred lease costs	12	46
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	75	(79)
Minority interest in discontinued operations	(61)	(12)
Loss on sale of properties disposed of	134	—

FFO	$7,759	$2,695

Weighted average number of common shares and units outstanding:
Basic	22,761,829	18,854,212
Diluted	23,370,580	19,265,035

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net loss applicable to common shareholders	$(1,138)	$(6,349)
Interest	3,387	3,728
Equity in interest expense of joint venture	149	155
Income tax benefit:
Income tax benefit	(2,788)	(1,920)
Income tax benefit from discontinued operations	(66)	(172)
Depreciation and other amortization	8,508	8,888
Equity in depreciation/amortization of joint venture	289	274
Amortization of deferred financing costs	668	637
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	75	(79)
Minority interest in discontinued operations	(61)	(12)
Distributions to preferred shareholders	3,133	2,557

EBITDA	$12,156	$7,707

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the year ended December 31,
	2003	2002
Revenues:
Hotel operating revenues:
Room revenue	$101,223	$86,101
Food and beverage revenue	60,963	48,503
Other operating department revenue	17,257	13,846
Participating lease revenue	21,284	21,909
Interest income	340	340
Other income	919	19

Total revenues	201,986	170,718

Expenses:
Hotel operating expenses:
Room	27,078	22,176
Food and beverage	43,694	35,189
Other direct	9,689	7,116
Other indirect	52,659	42,748
Depreciation and other amortization	33,188	30,070
Real estate taxes, personal property taxes and insurance	9,757	8,276
Ground rent	3,561	3,208
General and administrative	7,335	6,432
Interest	12,651	10,527
Amortization of deferred financing costs	2,399	2,251
Impairment of investment in hotel property	2,453	—
Lease termination, advisory transition, subsidiary purchase and contingent lease termination expense	10	2,520
Writedown of notes receivable	—	158
Other expenses	251	7

Total expenses	204,725	170,678

Income (loss) before income tax benefit, minority interest, equity in earnings of unconsolidated entities and discontinued operations	(2,739)	40
Income tax benefit	5,482	2,696

Income before minority interest, equity in earnings of unconsolidated entities and discontinued operations	2,743	2,736
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(63)	(72)

Income before equity in earnings of unconsolidated entities and discontinued operations	2,680	2,664
Equity in earnings of unconsolidated entities	304	458

Income before discontinued operations	2,984	3,122
Discontinued operations:
Income (loss) from operations of property disposed of	(209)	1,060
Gain on sale of property dispositions, net of losses	36,662	—
Minority interest	(756)	(32)
Income tax benefit	160	321

Net income from discontinued operations	35,857	1,349
Net income	38,841	4,471
Distributions to preferred shareholders	(10,805)	(8,410)

Net income (loss) applicable to common shareholders	$28,036	$(3,939)

Earnings per Common Share—Basic:
Loss applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$(0.40)	$(0.29)
Discontinued operations	1.79	0.07

Net income (loss) applicable to common shareholders after dividends paid on unvested restricted shares	$1.39	$(0.22)

Earnings per Common Share—Diluted:
Loss applicable to common shareholders before discontinued operations	$(0.38)	$(0.28)
Discontinued operations	1.75	0.07

Net income (loss) applicable to common shareholders	$1.37	$(0.21)

Weighted average number common shares outstanding:
Basic	20,030,723	18,413,602
Diluted	20,487,406	18,843,530

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except per share data)

(Unaudited)

Funds From Operations (FFO):
Net income (loss) applicable to common shareholders	$28,036	$(3,939)
Depreciation	33,582	33,425
Equity in depreciation of joint venture	1,019	974
Amortization of deferred lease costs	50	71
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	63	72
Minority interest in discontinued operations	756	32
Net gain on sale of properties disposed of	(36,662)	—
Equity in extraordinary loss of joint venture	—	150

FFO	$26,844	$30,785

Weighted average number of common shares and units outstanding:
Basic	20,455,409	18,849,792
Diluted	20,912,092	19,279,719

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income (loss) applicable to common shareholders	$28,036	$(3,939)
Interest	14,331	15,333
Equity in interest expense of joint venture	590	579
Income tax benefit:
Income tax benefit	(5,482)	(2,696)
Income tax benefit from discontinued operations	(160)	(321)
Depreciation and other amortization	33,702	33,531
Equity in depreciation/amortization of joint venture	1,130	1,062
Amortization of deferred financing costs	3,511	2,398
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P.	63	72
Minority interest in discontinued operations	756	32
Distributions to preferred shareholders	10,805	8,410

EBITDA	$87,282	$54,461

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2003		2002	2003		2002
TOTAL PORTFOLIO
Occupancy	62.9%		58.4%	64.7%		63.0%
Increase/(Decrease)	7.7%			2.6%
ADR	$141.85		$145.04	$142.97		$147.56
Increase/(Decrease)	(2.2%	)		(3.1%	)
REVPAR	$89.19		$84.71	$92.45		$92.99
Increase/(Decrease)	5.3%			(0.6%	)

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues
Room	$38,081	$36,609	$146,598	$148,342
Food & beverage	22,807	23,342	82,501	82,182
Other	5,858	5,901	24,134	24,945

Total hotel sales	66,746	65,852	253,233	255,469

Expenses
Room	10,080	9,358	36,393	35,769
Food & beverage	15,487	15,330	56,946	56,497
Other direct	3,483	3,268	13,732	13,272
General & administrative	16,428	15,608	60,452	57,863
Management fees	2,531	2,843	8,868	9,777
Fixed expenses	3,938	4,137	16,631	16,144

Total hotel expenses	51,947	50,544	193,022	189,322

EBITDA	$14,799	$15,308	$60,211	$66,147

Note:

This schedule includes the operating data for the properties leased to LHL, leased to third parties and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture.